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                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Amgen Inc. for the registration of $3.95 billion zero coupon senior Liquid Yield Option Notes due 2032 (the "LYONS") and the registration of 34,997,395 shares of its common stock issuable upon conversion of the LYONS and to the incorporation by reference therein of our report dated January, 22, 2002, with respect to the consolidated financial statements and schedule of Amgen Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                          /s/  ERNST & YOUNG LLP

Los Angeles, California
May 21, 2002